Exhibit 10.21

July 29, 2024

Michael A. Dunn
600 Idlewood Drive
Sandy Springs, GA 30327

Dear Mike,

Congratulations on your promotion to SVP/General Counsel and a member of the Senior Leadership Team reporting to me. Your first day of employment in this position will be August 1, 2024 (“Start Date”).

The details of your offer are as follows:

•Base Salary – On the Start Date, you will receive an annual base salary of $350,000. The base salary will be paid bi-weekly in accordance with Beazer Homes’ payroll practices as an exempt position (not eligible for overtime). All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

•Annual Bonus – You will continue to be eligible to participate in the Beazer Homes bonus plan however, with a new target bonus payout of 75% of your base salary, prorated from your time in the position, with the opportunity to earn more or less than target bonus based on the level of achievement of metrics as pre-determined by the Company. As a member of the Senior Leadership Team, there is a potential for the bonus payout to be 150% of your target bonus.

•Long-Term Incentive Grant – You will be eligible for long-term incentive awards for this position on such terms and such amounts as the Compensation Committee of the Board of Directors determines. Starting in Fiscal Year 2025, your target percentage will be 75% of base salary and such awards are typically made in November of each year. You will be awarded a prorated amount of this based on time in position.

•The restricted stock portion of the long-term incentive award typically vests ratably over three years.
•The cash portion of your long-term incentive award would cliff vest three years from the grant date if the predetermined performance metrics are achieved.

From year to year there have been changes in the metrics for this award, however, by way of example only, the components for the Fiscal Year 2024 awards were comprised of 30% of the target percentage in time-based restricted stock, 30% of the target percentage in performance-based restricted stock, and 40% of the target percentage in a performance-based cash opportunity.

The restricted stock portion of the long-term incentive award vests ratably over three years.
The performance restricted stock portion of the long-term incentive award cliff vests three years from the grant date if the predetermined performance metrics are achieved.
The cash portion of your long-term incentive award cliff vests three years from the grant date if the predetermined performance metrics are achieved.

Upon the Start Date, you will be awarded a one-time long-term incentive grant, valued at $100,000 at time of grant, of restricted stock which will ratably vest over 3 years on each anniversary. You must be employed by the Company on such date to receive the award.

The full details and conditions of the long-term incentive awards will be provided to you in award agreements upon issuance. The award agreements will be the controlling document.

•Deferred Compensation Plan (“DCP”) – Starting in Fiscal Year 2025, you will receive an annual contribution in the amount of $50,000 paid bi-weekly in accordance with the Company’s payroll practices.

•Benefits – All other benefits and insurance coverages will remain in effect upon your promotion.

This offer letter does not create a contract of employment. Your employment is at will. Either you or Beazer Homes may terminate this employment at any time, for any reason with or without cause. You are not being hired for any specific term or duration and this offer letter does not create a contract of employment.

The letter contains all terms and conditions of the offer. Nothing herein affects Beazer’s rights to modify or adjust any benefits offered by the company.

As in the past, you shall work only in the interests of the Company and shall not engage in, or have any interest in, any other business without the prior written consent of the Company. All Company matters shall be treated as private and confidential.

As a reminder, employment with Beazer Homes is subject to the terms and procedures of the Beazer Homes RCB (Resolving Concerns at Beazer) Program,

which provides the sole and exclusive means of resolution of all grievances, disputes, and claims arising out of or relating to applications for employment, employment or termination of employment. We encourage you to review a copy of the RCB Program, which can be found in the Beazer Way section of the Company’s intranet.

Congratulations on your new position! We look forward to your continued growth and are confident that you will bring the skills, experience, and commitment we need to continue the growth of our business.

Sincerely,

Allan Merrill
Chairman and CEO

Acceptance Signature:	/s/ Michael A. Dunn
Print Name:	Michael A. Dunn

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